EXHIBIT 99.1




Michael Clevy named CEO, DESA International, Inc.

Bowling Green, KY - November 10, 1999 - DESA International, Inc. today announced that W. Michael Clevy has been named President and Chief Executive Officer succeeding Terry G. Scariot who along with John Kelly, Chief Operating Officer, who have elected for personal reasons to step down from their operating responsibilities, Messrs. Scariot and Kelly will be working with Mr. Clevy during an extended period to ensure a smooth transition. Stephen L. Clanton has been named Chief Financial Officer filling an open position.

Mr. Clevy, 51, had been President and Chief Executive Officer of International Comfort Products from 1994 until its purchase by United Technologies Corporation in September, 1999. ICP is a designer, manufacturer and marketer of central air conditioning and heating products for residential and light commercial use in the U.S. and Canada. Under Mr. Clevy's leadership, ICP revenues grew from $532.8 million to over $800 million in the past five years. Prior to joining ICP, he spent 23 years with United Technologies, most recently serving as Vice President, Manufacturing and Technology for Carrier North American operations. He is a member of the Board of Directors of Pameco Corporation, a member of Nashville's Baptist Hospital Corporate Advisory Board and a member of Purdue University's Herrick Laboratories Advisory Committee. Mr. Clevy has a B.S. in Mechanical Engineering from Purdue University and an M.B.A. from Indiana University. He was named the Distinguished Engineering alumni in 1998 and was the recipient of the Outstanding Mechanical Engineering Award in 1997, both from Purdue University.

Mr. Clanton, 48, had been the Senior Vice President, Chief Financial Officer and Treasurer of ICP from 1996 until its purchase by United Technologies. Prior to joining ICP, he was Executive Vice President and Chief Financial Officer for Falcon Products Inc., St. Louis, Missouri, from 1988 to 1996.

Raymond B. Rudy, Chairman of DESA, said, "Terry and John leave DESA in excellent condition." "Under their leadership, the Company has achieved market-leading positions in the zone heating and speciality product sectors." "We are pleased that Terry and John will continue to work with new management."

Terry G. Scariot became Chief Financial Officer of DESA in March 1985. He was appointed President of DESA in March 1996 and was named the Chief Executive Officer in April 1999.

John M. Kelly joined DESA in 1972. During his 27-year-tenure with the company, Mr. Kelly has held positions of increasing responsibility in the areas of sales, marking and engineering. He was appointed Executive Vice President in March 1996 and was named Chief Operating Officer in April 1999.

DESA International, Inc., based in Bowling Green, Kentucky, is a leading manufacturer and marketer of zone heating/home comfort products and specialty tools in the United


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States.  The company sells its products through multiple consumer and commercial channels of  distribution  including the leading home centers,  mass  merchants,
warehouse  clubs,   hardware   cooperatives,   specialty  heating  distributors,
construction and industrial equipment dealers, farm supply outlets and natural gas utilities under numerous brand names.

Contact: DESA International, Inc.
              Ed Patrick
              270-745-7843

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